Exhibit 10.16

GRAYBUG VISION, INC

275 SHORELINE DRIVE, SUITE 450

REDWOOD CITY, CA 94065

July 31, 2019

AffaMed Project Limited

Re:    Side Letter Agreement

Ladies and Gentlemen:

In consideration for the purchase (the “Investment”) by AffaMed Project Limited (“Investor”) of 10,208,943 shares (the “Shares”) of Series C Preferred Stock of Graybug Vision, Inc., a Delaware corporation (the “Company” and collectively with the Investor, the “Parties”), pursuant to that certain Series C Preferred Stock Purchase Agreement, dated on or about the date hereof, by and among the Company, Investor and other parties (the “Purchase Agreement”), Investor and the Company hereby agree to the terms and obligations of this side letter (this “Side Letter”). Capitalized terms used herein and not otherwise defined will have the meanings given to them in the Purchase Agreement.

1.	Right of First Negotiation and Right of First Refusal.

a.

In connection with the Initial Closing, the Company hereby grants Investor an option (the “Option”) for entering into a license agreement to exclusively (even as to the Company) develop, register, and commercialize GB-102 (the “Compound”) solely in the Territories (as defined below) (the “License Agreement”). The term of the Option will commence upon the date of the Initial Closing and continue until the earlier to occur of: (i) 24 months after the Initial Closing and (ii) 60 days after the Company provides a top line data package of the GB-102 Phase 2b clinical trial to Investor (the “Option Period”). The Investor may exercise the Option at any time during the Option Period by providing a written notice (the “Option Notice”) to the Company of its decision to exercise the Option together with a non-binding term sheet (the “Term Sheet”) for the License Agreement reflecting the proposed Market Based Terms (as defined below). If the Investor elects to exercise the Option, the Company shall negotiate exclusively with the Investor in good faith regarding the Term Sheet for up to 30 days after the receipt of the Option Notice. Thereafter, the Term Sheet shall be submitted to the board of directors for consideration. If the board of directors of the Company (the “Board”), by a majority vote of the Board excluding a vote from the director appointed by the Investor, approves the Term Sheet agreed by the Parties, then the Parties will thereupon commence negotiation of the License Agreement in good faith consistent with the terms of such approved Term Sheet for a period of 60 days exclusively with the goal of finalizing and executing the License Agreement within such 60-day period (such 30-day Term Sheet negotiation period and such 60-day License Agreement negotiation period, collectively, the “ROFN Period”). At the conclusion of the ROFN Period, the License Agreement shall be submitted to the Board for consideration. If the Board, by a majority vote of the Board excluding a vote from the director appointed by the Investor, approves the License Agreement, then the Parties will execute the License Agreement. If the Investor does not exercise the Option by providing the Option Notice to Company during the Option Period, then Company shall have no further obligation to Investor after the expiration of the Option Period.

b.

(A) If the Board does not approve the Term Sheet agreed by the Parties at the end of the 30-day period or if the Board does not accept the License Agreement agreed by the Parties at the end of the ROFN Period, then the Company shall promptly notify the Investor in writing of the Board’s decision and the reasons for rejection and provide the Investor with the opportunity to address the concerns of the Board within 10 business days after the Investor’s receipt of the notice. If the Investor has addressed the concerns of the Board, the Company shall promptly resubmit the revised Term Sheet or License Agreement to the Board for approval and execute such revised Term Sheet or License Agreement within three (3) days after the same has been approved by the Board.

(B) If the Investor fails to address the concerns raised by the Board within the applicable 10-business day period, the Company shall have the right to enter into a license agreement with any third party with respect to the license of the Compound for the Territories (or a subset of the Territories) (the “Alternative License Agreement”); provided that before the Company enters into the Alternative License Agreement, the Company shall promptly provide written notice (the “ROFR Notice”) to the Investor together with a copy of the Alternative License Agreement. The Investor may within 10 business days after the receipt of the ROFR Notice (the “ROFR Period”) accept such Alternative License Agreement by delivering a written notice to the Company to that effect, in which event the Parties shall execute the Alternative License Agreement within three (3) days after the Company’s receipt of such written notice from the Investor (the “Refusal Rights”). If the Investor does not exercise its Refusal Rights in accordance with the foregoing sentence, then the Company shall have the right to enter into the Alternative License Agreement on the same terms as the Alternative License Agreement that was provided to the Investor along with the ROFR Notice. If the Company fails to enter into the Alternative License Agreement, any proposed license agreement of the Compound by the Company for all the Territories (or a subset of the Territories) shall again be subject to the Refusal Rights, as the case may be, and shall be made in full compliance with this paragraph 1.b(B).

c.

The Company agrees that, commencing from the date of the Initial Closing until (i) the expiration of the ROFN Period, or (ii) if the Option has not been exercised during the Option Period, then until the expiration of the Option Period (the “Exclusivity Period”) it will not, directly or indirectly, take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity other than the Investor specifically for the licensing of the Compound for the Territories (or a subset of the Territories). Nothing in this Side Letter shall restrict the company from soliciting, initiating, encouraging or assisting the submission of any proposal, negotiation or offer from any person or entity regarding the licensing of the Compound on a worldwide basis, or worldwide outside of the U.S., or from entering into any such license agreement with a third party; provided however that Company will use commercially reasonable efforts to remove the Territories from the scope of any such license agreement to the extent it would not create an adverse effect on such license agreement.

d.	Terms of License Agreement.

i.

Market Based Terms. The “Market Based Terms” shall mean market-based and commercially reasonable terms for the grant of a license to a therapeutic product in the Territories, including, but not limited to, upfront payments, royalties and milestone payments, taking into account all relevant factors, including comparable transactions, stage of development and market potential of the Compound, efficacy and safety of the Compound as evidenced in clinical studies conducted by the Company, potential labeling and product profile of the Compound, the potential competitiveness of alternative products to the Compound in the Territories, the patent position of the product, projected profitability (including projected pricing and reimbursement) and the likelihood of the Compound receiving regulatory approval.

ii.	Territories. The “Territories” shall mean mainland China, Hong Kong, Taiwan, Macau, and South Korea.

e.

Interested Director Recusal. The director appointed by the Investor and/or an Affiliate to the Board shall recuse herself or himself from the Board’s voting on the License Agreement between the Company and the Investor or its Affiliate and the deliberations of the Board in connection with therewith, and the Board’s approval process for the Term Sheet.

2.

Board Materials. For so long as Investor is entitled to the observer rights provided to Investor pursuant to Section 3.3(iii) of the Amended and Restated Investors’ Rights Agreement of even date herewith, by and among the Company, Investor and other parties, the Company shall give such representative of Investor copies of all notices, minutes, consents and other material that the Company provides to its directors, except that the representative may be excluded from access to any materials or portion thereof (a) to extent determined in good faith by the Board that Investor or its affiliates is a competitor of the Company, (b) to protect trade secrets and confidential information or (c) if access to such information or attendance at such meeting or portion thereof could adversely affect the attorney-client privilege (as reasonably determined by the Company with advice of its counsel).

3.

Most Favored Nation. In the event that the Company grants any purchaser any rights or preferences solely in connection with such purchaser’s purchase of Series C Preferred Stock, which rights or preferences are more favorable than the rights or preferences granted to the Investor (collectively such favorable right(s) or preference(s), the “Benefit”), then the Company agrees to provide Investor notice of the Benefit within 10 business days of the grant of the Benefit to such purchaser and Investor shall have 10 business days to notify the Company if Investor desires to be granted the Benefit by the Company.

4.

Termination. The Option described herein shall terminate and be of no further force or effect upon the earlier of (a) a Change of Control of the Company (as defined below), or (b) such time as the Investor holds less than a majority of the Shares. The confidentiality provisions hereof will survive any such termination. For the purposes of this Section 4, a “Change of Control” means, with respect to the Company, (a) a merger, consolidation, recapitalization, or reorganization of the Company with a third party that results in the voting securities of the Company outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger, consolidation, recapitalization, or reorganization, (b) a transaction or series of related transactions in which a third party, together with its affiliates, becomes the direct or indirect beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company, or (c) the sale or other transfer to a third party of all or substantially all of the Company and its controlled affiliates’ assets. Notwithstanding the foregoing, any transaction or series of transactions effected for the purpose of financing the operations of the Company or changing the form or jurisdiction of organization of the Company (such as an initial public offering or other offering of equity securities to non-strategic investors or corporate reorganization) will not be deemed a “Change of Control” for purposes of this Side Letter.

5.	Governing Law. This Side Letter shall be governed by the internal law of the State of New York.

6.

Counterparts. This Side Letter may be executed in 2 or more counterparts, including by electronic or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.	Notices. All notices and other communications given or made pursuant hereto shall be made pursuant to Section 6.6 of the Purchase Agreement.

8.

Modifications and Amendments. This Side Letter may not be modified or amended or the rights of either party hereunder waived unless such modification, amendment, or waiver is effected by a written instrument executed by the Company and Investor.

9.

Entire Agreement. This Side Letter, the Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof.

10.

Severability. Whenever possible, each provision of this Side Letter shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Side Letter shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Side Letter.

11.	Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Side Letter shall be resolved in accordance with Section 6.15 of the Purchase Agreement.

12.

Assignment. This Side Letter may not be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise) by a party, without the prior express written consent of the other party; provided, however, that (i) this Side Letter may be assigned by the Investor to its affiliates (including [C-Bridge/AffaMed]) without such consent, and (ii) either party may, without such consent, assign this Side Letter and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business or assets related to this Side Letter, or in the event of its merger, consolidation, change in control or other similar transaction.

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Very truly yours,

Graybug Vision, Inc.

By: /s/ Frédéric Guerard
Name: Frédéric Guerard Title: Chief Executive Officer

Agreed and Acknowledged:

AffaMed Project Limited

By: /s/ Hansoo Michael Keyoung
Name: Hansoo Michael Keyoung
Title:

[Signature Page to Side Letter]